Exhibit 99.1

CONTACT:
Investor Relations
Amy Carpi, (203) 656-7651
amy.carpi@jetblue.com

Corporate Communications
Gareth Edmondson-Jones, (718) 709-3060
gareth.edmondson-jones@jetblue.com

JETBLUE ANNOUNCES FIRST QUARTER 2004 EARNINGS

Low-Fare Carrier Achieves 11.3% Operating Margin

New York, NY (April 22, 2004) – JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2004:

•	Operating revenues for the quarter totaled $289.0 million, representing growth of 33.1% over operating revenues of $217.1 million in the first quarter of 2003.
•	Operating income in the quarter was $32.7 million, resulting in an 11.3% operating margin, compared to operating income of $34.5 million and a 15.9% operating margin in the first quarter of 2003.
•	Net income for the quarter was $15.2 million, representing earnings of $0.14 per diluted share, compared with first quarter 2003 net income of $17.4 million, or $0.17 per diluted share.

“We're pleased to have achieved a double-digit operating margin in what has been a challenging quarter, marked by increased competitive capacity and seasonal sluggishness in our East-West markets,” said David Neeleman, JetBlue's Chairman and CEO. “At the start of our fifth full year of operations, our crewmembers have made outstanding efforts to further improve our low-cost structure and have continued to demonstrate that taking care of our customers and exceeding their expectations are the keys to creating customer loyalty and strong demand for our product.”

During the first quarter of 2004, JetBlue achieved a completion factor of 99.8% of scheduled flights versus 98.8% in the first quarter of 2003.  On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 83.7% in the first quarter of 2004 compared to 76.6% for the same period in 2003.  The Company attained a load factor in the first quarter of 2004 of 79.9%, a decrease of 1.5 points on a capacity increase of 44.6% over the first quarter of 2003.

Dave Barger, President and COO, commented, “Thanks to the dedication, energy and spirit of our crewmembers, we turned in another quarter of solid operational performance.  We were honored to recently be named the number one airline in the annual Airline Quality Rating survey published by the University of Nebraska and Wichita State University, based on the strength of our operating metrics reported to the Department of Transportation (DOT).”

For the first quarter 2004, operating revenues increased by 33.1% over 2003 to $289.0 million.  Revenue passenger miles increased 42.0% from the first quarter of 2003 to 3.4 billion.  Yield per passenger mile was 8.29 cents, down 6.2% compared to 2003 on a 7.8% increase in average length of haul.  Operating revenue per available seat mile (RASM) decreased 7.9% year-over-year to 6.85 cents.  Available seat miles grew 44.6% to 4.2 billion.  Operating expenses for the first quarter were $256.3 million, up 40.3% from the first quarter of 2003.  Operating expense per ASM (CASM) for the first quarter 2004 decreased 2.9% year-over-year to 6.08 cents.  During the quarter, realized fuel price was $0.92 per gallon, a 6.1% decrease over first quarter 2003 realized fuel price of $0.98.   JetBlue ended the first quarter with $585 million in cash and short-term investments.

JetBlue will conduct a conference call to discuss its quarterly earnings today, April 22, at 10:00 a.m. Eastern Time.  A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

About JetBlue

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 58 new Airbus A320 aircraft and plans to add another 11 A320s to its fleet in 2004. The airline has 100 EMBRAER E190 aircraft on order with options for an additional 100 with deliveries scheduled to begin in mid 2005. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV® Programming at every seat (see Note).

Based at New York City’s John F. Kennedy International Airport, JetBlue currently operates 244 flights a day and serves 23 destinations in 11 states and Puerto Rico. JetBlue plans to commence new service between Boston, MA and Oakland, CA and between Washington, D.C. and Sacramento, CA on May 4, between JFK and San Jose, CA on June 10, and between JFK and Aguadilla, Puerto Rico on May 28. Subject to receipt of government operating authority, JetBlue also plans to initiate service between JFK and Santiago and Santo Domingo, Dominican Republic on June 10 and June 17, respectively. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583). This press release, as well as past press releases, can be found on www.jetblue.com.

Note: DIRECTV® service is not available on flights between New York City and Puerto Rico or the Dominican Republic.

 # # #

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, our extremely competitive industry, our ability to implement our growth strategy including the integration of the EMBRAER E190 aircraft into our operations, our significant fixed obligations and our reliance on high daily aircraft utilization, increases in maintenance costs, fuel prices and interest rates, our dependence on the New York market, seasonal fluctuations in our operating results, our reliance on sole suppliers, government regulation, the loss of key personnel and potential problems with our workforce, the potential liability associated with the handling of our customer data and future acts of terrorism or the threat of such acts or escalation of U.S. military involvement overseas. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2003 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,		Percent Change
	2004	2003

OPERATING REVENUES
Passenger	$279,616	$209,903	33.2
Other	9,387	7,227	29.9
Total operating revenues	289,003	217,130	33.1

OPERATING EXPENSES
Salaries, wages and benefits	77,584	56,901	36.3
Aircraft fuel	49,245	35,966	36.9
Landing fees and other rents	21,517	16,288	32.1
Aircraft rent	17,255	13,079	31.9
Sales and marketing	13,424	11,427	17.5
Depreciation and amortization	16,316	10,322	58.1
Maintenance materials and repairs	12,497	3,332	275.1
Other operating expenses	48,501	35,362	37.2
Total operating expenses	256,339	182,677	40.3

OPERATING INCOME	32,664	34,453	(5.2)

Operating margin	11.3%	15.9%	(4.6	) pts.

OTHER INCOME (EXPENSE)
Interest expense	(9,821)	(6,194)	58.6
Capitalized interest	1,576	1,021	54.3
Interest income and other	1,345	772	74.4
Total other income (expense)	(6,900)	(4,401)

INCOME BEFORE INCOME TAXES	25,764	30,052	(14.3)

Income tax expense	10,571	12,694

NET INCOME	$15,193	$17,358	(12.5)

EARNINGS PER COMMON SHARE:
Basic	$0.15	$0.18
Diluted	$0.14	$0.17

Weighted average shares outstanding:
Basic	102,251	93,940
Diluted	110,227	102,785

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended March 31,		Percent Change
	2004	2003

Revenue passengers	2,650,073	2,010,617	31.8
Revenue passenger miles (000)	3,372,295	2,374,846	42.0
Available seat miles (000)	4,218,520	2,918,071	44.6
Load factor	79.9%	81.4%	(1.5	)pts.
Breakeven load factor (1)	73.0%	70.7%	2.3	pts.
Aircraft utilization (hours per day)	13.3	13.1	1.5

Average fare	$105.51	$104.40	1.1
Yield per passenger mile (cents)	8.29	8.84	(6.2)
Passenger revenue per available seat mile (cents)	6.63	7.19	(7.9)
Operating revenue per available seat mile (cents)	6.85	7.44	(7.9)
Operating expense per available seat mile (cents)	6.08	6.26	(2.9)
Airline expense per available seat mile (cents) (1)	6.05	6.25	(3.2)

Departures	20,845	15,411	35.3
Average stage length (miles)	1,297	1,169	11.0
Average number of operating aircraft during period	55.3	38.7	43.0
Average fuel cost per gallon (cents)	91.66	97.61	(6.1)
Fuel gallons consumed (000)	53,725	36,847	45.8
Percent of sales through jetBlue.com during period	76.9%	71.0%	5.9	pts.
Full-time equivalent employees at period end (1)	5,292	3,981	32.9

(1)  Excludes results of operations and employees for LiveTV, LLC, which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	March 31, 2004	December 31, 2003

Cash and cash equivalents	$554,958	$570,695
Total assets	2,356,266	2,185,757
Total debt	1,223,769	1,108,595
Stockholders’ equity	692,844	671,136

SOURCE:  JetBlue Airways Corporation